Exhibit 99.1

CyberOptics Reports Third Quarter Sales Growth

• First MX600 Memory Inspection System Delivered in Third Quarter
• Pre-Launch Order Received for New 3D AOI Inspection System

Minneapolis, MN—October 23, 2014—CyberOptics Corporation (Nasdaq: CYBE) today reported significantly improved year-over-year operating results for the third quarter of 2014 ended September 30.

•	Revenues increased 34% to $11.7 million from $8.7 million in the third quarter of 2013. Completed in mid-March, the acquisition of Laser Design, Inc. (LDI), a Minneapolis-based 3D metrology company, contributed $1.3 million to CyberOptics’ consolidated third quarter revenue.

•	Reflecting the revenue growth, the third quarter operating loss narrowed to $514,000, from $961,000 in the year-earlier period.

•	CyberOptics’ third quarter net loss totaled $448,000 or $.07 per share, compared to $774,000 or $.11 per share in the third quarter of 2013.

Dr. Subodh Kulkarni, president and chief executive officer, commented: “This represents CyberOptics’ fourth consecutive quarter of improved year-over-year operating results and allows us to reaffirm our previously-reported 2014 goal of organic double-digit sales growth and a significantly reduced net loss. CyberOptics’ progress throughout 2014 also makes us confident of attaining our longer-term goal of sustainable profitable growth.”

He continued: “Sales of SMT sensors increased 42% from last year’s third quarter, reflecting solid demand from OEM customers. Sales of inspection systems rose 4% year-over-year and sales of semiconductor products, principally the WaferSense product line, were up 8% from last year’s third quarter.”

Kulkarni said: “Since 3D inspection is the high-growth segment of the electronic assembly, semiconductor and industrial markets, we are strategically repositioning CyberOptics as a developer and manufacturer of high-precision 3D sensors. Toward this end, development of our breakthrough Multi-Reflection Suppression (MRS) 3D technology continued in the third quarter. This sensor technology will be deployed in our new 3D AOI system, which is designed to expand CyberOptics’ presence in the smart phone and tablet markets as well as other high-precision applications. In these areas, identifying defects has become highly critical due to smaller electronics packaging and increasing component density on circuit boards, which are driving the need for precision 3D inspection. Beta testing and demonstrations of our new 3D AOI system have started, and reflecting positive customer responses, we have already received a pre-launch order. As planned, we expect to formally launch our 3D AOI system during the first quarter of 2015. In addition to pursuing new OEM opportunities with our MRS 3D technology, we also are incorporating this technology into LDI’s Auto Gage Scanning System, used in a wide range of industrial applications. Introduction of the 3D MRS-equipped Auto Gage is planned for early 2015.”

He stated: “We delivered our first system for inspecting memory modules, the MX600, in the third quarter and anticipate customer acceptance in late 2014 or early 2015. We see the memory module market as a promising opportunity that could generate at least $3 million in sales during 2015, depending upon the continued strength of the memory market. In addition, initial sales of our recently introduced system for inspecting the conformal coating on circuit boards are expected in the fourth quarter.”

Kulkarni concluded: “We expect to report double-digit year-over-year organic sales growth and a reduced loss in the fourth quarter. More importantly, the new technology we have developed and the new products we are about to introduce causes us to be very optimistic about our performance in 2015.”

About CyberOptics

Founded in 1984, CyberOptics Corporation is a leading provider of sensors and inspection systems that provide process yield and through-put improvement solutions for the global SMT electronic assembly and semiconductor capital equipment markets. Through internal development and acquisitions, CyberOptics is strategically repositioning itself to become a global leader in high-precision 3D sensors. Headquartered in Minneapolis, Minnesota, CyberOptics conducts worldwide operations through facilities in North America, Asia and Europe.

Statements regarding the Company’s anticipated performance are forward-looking and therefore involve risks and uncertainties, including but not limited to: market conditions in the global SMT and semiconductor capital equipment industries; increasing price competition and price pressure on our product sales, particularly our SMT systems; the level of orders from our OEM customers; the availability of parts required to meet customer orders; unanticipated product development challenges; the effect of world events on our sales, the majority of which are from foreign customers; rapid changes in technology in the electronics markets; product introductions and pricing by our competitors; the level of revenue and loss we record in 2014; the success of our 3D technology initiatives; expectations regarding LDI and its impact on our operations; integration risks associated with LDI and other factors set forth in the Company’s filings with the Securities and Exchange Commission.

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For additional information, contact:

Jeffrey A. Bertelsen, Chief Financial Officer

763/542-5000

Richard G. Cinquina

Equity Market Partners

904/415-1415

Third Quarter Conference Call and Replay

CyberOptics will review its third quarter operating results in a conference call at 4:30 PM Eastern today. Investors can access this call toll-free at 888-299-7209 prior to the start of the call by providing the conference ID: 2062568. Investors also can listen to a live webcast through the investor relations section of the CyberOptics website, www.cyberoptics.com. The webcast will be archived for 30 days. A replay of the third quarter conference call will be available one hour after the call at 888-203-1112 with the same access code.

CyberOptics Corporation

Consolidated Statements of Operations (Unaudited)

(In thousands, except per share amounts)	Three Months Ended Sept 30,		Nine Months Ended Sept 30,
	2014	2013	2014	2013
Revenue	$11,657	$8,726	$34,755	$24,756
Cost of revenue	6,361	4,720	19,024	13,737
Gross margin	5,296	4,006	15,731	11,019
Research and development expenses	2,266	1,978	6,669	5,835
Selling, general and administrative expenses	3,527	2,989	10,536	9,340
Amortization of intangibles	17	—	37	—
Loss from operations	(514)	(961)	(1,511)	(4,156)
Interest income and other	75	(107)	2	(184)
Loss before income taxes	(439)	(1,068)	(1,509)	(4,340)
Provision (benefit) for income taxes	9	(294)	63	(220)
Net loss	$(448)	$(774)	$(1,572)	$(4,120)
Net loss per share - Basic	$(0.07)	$(0.11)	$(0.24)	$(0.60)
Net loss per share - Diluted	$(0.07)	$(0.11)	$(0.24)	$(0.60)
Weighted average shares outstanding - Basic	6,609	6,784	6,555	6,883
Weighted average shares outstanding - Diluted	6,609	6,784	6,555	6,883

Condensed Consolidated Balance Sheets
			Sept. 30, 2014	Dec. 31, 2013
			(Unaudited)
Assets
Cash and cash equivalents			$2,384	$3,101
Marketable securities			6,047	9,402
Accounts receivable, net			9,953	6,562
Inventories			12,956	11,331
Other current assets			1,566	1,104
Deferred tax assets			77	77
Total current assets			32,983	31,577

Marketable securities			9,499	10,742
Intangible and other assets, net			2,021	705
Fixed assets, net			2,937	1,272
Other assets			193	194
Deferred tax assets			55	85
Total assets			$47,688	$44,575

Liabilities and Stockholders’ Equity
Accounts payable			$5,808	$2,630
Accrued expenses			3,445	2,793
Total current liabilities			9,253	5,423

Other liabilities			529	673
Total liabilities			9,782	6,096

Total stockholders’ equity			37,906	38,479
Total liabilities and stockholders’ equity			$47,688	$44,575

Backlog Schedule:
4th Quarter 2014				$3,980
1st Quarter 2015 and beyond				966
Total backlog				$4,946